Exhibit 21.1

SUBSIDIARIES OF DTE ENERGY COMPANY
DTE Energy Company’s principal subsidiaries as of December 31, 2025 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary		State of Incorporation
1.	DTE Electric Company	Michigan
2.	DTE Electric Holdings, LLC	Michigan
3.	DTE Energy Resources, LLC	Delaware
4.	DTE Energy Trading, Inc.	Michigan
5.	DTE Enterprises, Inc.	Michigan
6.	DTE Gas Company	Michigan
7.	DTE Gas Holdings, Inc.	Michigan